Exhibit n(2)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 21 to Registration Statement No. 333-148419 on Form N-6 and Amendment No. 39 to Registration Statement No. 811-03915 on Form N-6 of our report dated March 15, 2024, relating to the statutory basis financial statements of CMFG Life Insurance Company, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP

Chicago, Illinois

April 18, 2024